                                                                    Exhibit 2.01

                             PLAN OF REORGANIZATION

                                       AND

                            STOCK EXCHANGE AGREEMENT

            THIS PLAN OF REORGANIZATION AND STOCK EXCHANGE AGREEMENT ("this Agreement") is entered into effective as of the 1st day of January, 1999, by and among (i) iBIZ TECHNOLOGY CORP., a Florida corporation formerly known as Invnsys Holding Corporation ("Buyer"); (ii) INVNSYS TECHNOLOGY CORPORATION, an Arizona corporation formerly known as Southwest Financial Systems, Inc. (the "Company"); and (iii) KENNETH SCHILLING and DIANE SCHILLING, husband and wife and trustees under the Moorea Trust dated December 18, 1991 (sometimes collectively referred to herein as the "Schillings"); (iv) TERRY RATLIFF, an individual ("Ratliff");
(v) MARK PERKINS, an individual ("Perkins"); (vi) PAUL RUSSO, an individual ("Russo"); (vii) FRANK LIGAMMARI, an individual ("Ligammari"); (viii) RICHARD BIELFELT, an individual ("Bielfelt"); and (ix) TERRY NEILD, an individual ("Neild"). The foregoing individuals are all Shareholders of the Company, and are sometimes referred to herein individually as a "Stockholder" or a "Seller" and collectively as "the Stockholders" or "the Sellers". The foregoing persons are sometimes referred to herein individually as a "party" and collectively as the "parties".

            RECITALS:

            A. The Company is engaged in the business of designing, manufacturing and distributing small-footprint desktop computers, transaction printers, general purpose and financial application keyboards, numeric keypads, cathode ray tube and liquid crystal display monitors and related products.

            B. The Schillings have been officers and directors of the Company and are the trustees under the Moorea Trust dated December 18, 1991, which holds a majority of the stock in the Company.

            C. The Shareholders desire to sell, and Buyer desires to buy, all of the issued and outstanding shares of common stock of the Company in exchange for newly issued voting stock in Buyer representing not less than sixty-five percent (65%) of the outstanding stock in Buyer. It is intended that this transaction will qualify as a tax-free reorganization pursuant to the U.S. Internal Revenue Code.

            THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

            1. DEFINITIONS. The following terms shall have the following meaning as used in this Agreement:

            "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Income Taxes" means any federal, state, local, or foreign income taxes, including any interest, penalty, or addition thereto, whether disputed or not.

            "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Knowledge" means actual knowledge without independent investigation.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof) or other entity or association.

            "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

            "Stockholders" means the Schillings as trustees under the Moorea Trust dated December 18, 1991 (10,605 shares, i.e., 75.75%), Terry Ratliff (1,550 shares, i.e., 11.07%), Mark Perkins (1,550 shares, i.e., 11.07%), Paul
Russo (40 shares, i.e., 0.29%), Frank Ligammari (30 shares, i.e., 0.21%), Richard Bielfelt (25 shares, i.e., 0.18%) and Terry Neild (200 shares, i.e., 1.43%).

            "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

            2.    BASIC TRANSACTION.

            (a) Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agrees to sell, transfer, convey, and deliver to Buyer, 14,000 shares of the common stock of the Company (the "Shares") which will at Closing represent 100% of the issued and outstanding shares of the common stock of the Company. The transfer of the Shares will be effective as of January 1, 1999.

            (b) Purchase Price. The Buyer agrees to pay and deliver to Sellers at the Closing 16,000,000 shares of newly issued unregistered Common Stock, .001 par value, of Buyer ("Buyer Securities") (collectively the "Purchase Price"), with the certificates for the Buyer Securities to be delivered at the Closing. The Buyer Securities shall be allocated as follows: The Schillings as trustees under the Moorea Trust dated December 18, 1991 (12,120,000 shares); Terry Ratliff (1,771,200 shares); Mark Perkins (1,771,200 shares); Paul Russo (46,400 shares); Frank Ligammari (33,600 shares); Richard Bielfelt (28,800 shares); Terry Neild (228,800 shares)). The Buyer Securities shall be titled in the name of the foregoing individuals as indicated. The Purchase Price shall be allocated to the Shares and the Covenant Not to Compete set forth in Section 7(f) in any reasonable manner agreed on by the Sellers and Buyer.

            (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company located at 2331 W. Royal Palm Road, Suite 105, Phoenix, Arizona commencing at 2:00 p.m. on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties as set forth in Section 6 to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine but in no event later than March 5, 1999 ("Closing Date").

            (d) Deliveries at the Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 5(b) below;
(iii) Buyer will deliver to Sellers the Buyer Securities specified in Section 2(b) above; and (iv) Sellers will transfer the Shares to Buyer pursuant to
Section 2(b) above.

            3. REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE SCHILLINGS.

            (a) Each Seller individually represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in the disclosure schedule attached to this Agreement ("Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a).

                  (i) Authorization of Transaction. Sellers have full power and authority to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (ii) Noncontravention. Except as set forth on Section 3(a)(ii) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) to the individual Knowledge of the respective Sellers, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court, to which such Seller is subject or any provision or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which it is bound or to which any of the Shares is subject (or result in the imposition of any Security Interest upon any of the Shares), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement. To the individual Knowledge of the respective Sellers, there is no need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement.

                  (iii) Brokers' Fees. Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (iv) Investment. Each Seller (i) understands that the Buyer Securities have not been, and may not be, registered under any federal, state or other securities laws, and are being issued in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring Buyer Securities solely for its own account for investment purposes, and not with a view to the distribution thereof,
      (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Buyer Securities, (v) is able to bear the economic risk and lack of liquidity inherent in holding Buyer Securities. The Schillings represent and warrant they qualify as an "Accredited Investor" as defined in Rule 502 of Regulation D promulgated under the Securities Act of 1933, as amended. The Buyer Securities shall contain a restrictive legend. Before transferring any Buyer Securities, Sellers shall furnish Buyer with (i) a written opinion reasonably satisfactory to

      Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that the holder may transfer Buyer Securities as desired without registration and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

                  (v) Ownership of Shares. Each Seller holds of record and owns beneficially the number of Shares set forth next to his or its name in
      Section 1 of this Agreement, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Sellers is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                  (vi) Disclosure. To the individual Knowledge of each of the Sellers, the representations and warranties contained in this Section 3(a) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3(a) not misleading.

            (b) The Schillings and the Company represent and warrant to Buyer that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule attached to this Agreement ("Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(b).

                  (i) Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company has provided current Articles, Bylaws and stock records, along with any amendments, to Buyer.

                  (ii) Noncontravention. Except as set forth on Section 3(b)(ii) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) to the Knowledge of the Schillings, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court, to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any

      Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the Schillings, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement.

                  (iii) Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

                  (iv) Title to Assets. The Company has good and marketable title to all of its tangible assets, and owns all of its assets free and clear of any Security Interest except those set forth on Section 3(b)(iv) of the Disclosure Schedule.

                  (v) Subsidiaries. The Company has no Subsidiaries or Affiliate entities except TellerVision, Inc., which is an Arizona corporation, all of the stock of which is held by the Schillings as trustees of the Moorea Trust dated December 18, 1991 which is not included in the transactions contemplated by this Agreement. The Schillings covenant to change the name of TellerVision, Inc. if requested by Buyer.

                  (vi) Financial Statements. Attached hereto as Section 3(b)(vi) of Disclosure Schedule are the following financial statements for the
      Company: unaudited financial statements for the fiscal years ended October 31, 1995, October 31, 1996, and October 31, 1997. The October 31, 1997
      Financial Statements are sometimes referred to herein as the "Company's Most Recent Financial Statements". Except as may otherwise be indicated, the Company's Most Recent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods. "GAAP" means United States generally accepted accounting principles as modified from time to time.

                  (vii) Events Subsequent to the Company's Most Recent Financial Statements. Since the Sellers' Most Recent Financial Statements, there has not been any material adverse change in the financial condition of the Company taken as a whole except as may otherwise be set forth on Section 3(b)(vi) of the Disclosure Schedule.

                  (viii) Undisclosed Liabilities. To the Knowledge of the Schillings, the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the Company's Most Recent Financial Statements; and (ii) liabilities which have arisen after the Company's Most Recent Financial Statements in the Ordinary Course of Business; and those that are specifically disclosed in Section 3(b)(vii) of the Disclosure Schedule.

                  (ix) Legal Compliance. To the Knowledge of the Schillings, the Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company.

                  (x)   Tax Matters.

                        (1) Other than the tax return for the period ended
            October 31, 1998, the Company has filed all Income Tax Returns that it was required to file. All such Income Tax Returns were correct and complete in all material respects. Except as otherwise set forth in Section 3(b)(x) of the Disclosure Schedule, all Income Taxes owed by the Company (whether or not shown on any Income Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Income Tax Return other than the extension filed on January 15, 1999 for the period ended October 31, 1998.

                        (2) There is no material dispute or claim concerning any
            Income Tax liability of the Company either claimed or raised by any authority in writing or as to which the Schillings have Knowledge based upon personal contact with any agent of such authority.

                        (3) The Company is not currently the subject of an
            audit. The Company has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                        (4) The Company has not been a member of an Affiliated
            Group (as defined herein) filing a consolidated federal Income Tax Return and has no liability for the taxes of any other Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

                        (5) The unpaid Income Taxes of the Company did not, as
            of the Company's Most Recent Financial Statements, exceed by any material amount the reserve for Income Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the Company's Most Recent Financial Statements and will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing Income Tax Returns.

                        (6) The foregoing notwithstanding, the Company has those
            liabilities for unpaid taxes as may be set forth in the Company's Most Recent Financial Statements and those that may be set forth in
            Section 3(b)(x) of the Disclosure Schedule.

                  (xi) Real Property. Section 3(b)(xi) of the Disclosure Schedule lists all real property that the Company owns, and all real property leased or subleased to the Company.

                  (xii) Intellectual Property. Section 3(b)(xii) of the Disclosure Schedule identifies each pending or issued trademark, copyright or other intellectual property application, registration or patent owned by the Company, and identifies each license, agreement, or other permission that the Company has granted to any third party with respect to any of its intellectual property. To the Knowledge of the Schillings, the Company owns or has the right to use any trademarks, know-how, patents, copyrights, software and other intellectual properties necessary, or actually used by the Company, for the operation of its business. To the Knowledge of the Schillings, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties.

                  (xiii) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

                  (xiv) Inventory. The inventory of the Company is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the Most Recent Financial Statement as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

                  (xv) Contracts. Section 3(b)(xv) of the Disclosure Schedule lists all written contracts and other written or oral agreements to which the Company is a party the performance of which by the Company will involve consideration in excess of $1,000 paid by the Company or incurred or received by the Company in connection with services yet to be performed. The Company has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in Section 3(b)(xv) of the Disclosure Schedule (as amended to date).

                  (xvi) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Company's Most Recent Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

                  (xvii) Powers of Attorney. There are no material outstanding powers of attorney executed on behalf of the Company.

                  (xviii) Insurance. Section 3(b)(xviii) of the Disclosure Schedule lists all material insurance policies of the Company and summarizes the coverages thereunder.

                  (xix) Litigation. Section 3(b)(xix) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Schillings, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  (xx) Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Company's Most Recent Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. Substantially all of the products manufactured, sold, leased, and delivered by the Company are subject to the Company's standard terms and conditions of sale or lease.

                  (xxi) Product Liability. To the Knowledge of the Schillings, the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

                  (xxii) Employees. To the Knowledge of the Schillings, no executive, key employee, or significant group of employees currently plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Schillings do not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company.

                  (xxiii) Employee Benefits. The Company has not maintained any plans or other arrangements that may qualify as Employee Benefit Plans other than those that may be disclosed on Section 3(b)(xxiii) of the Disclosure Schedule, and with respect to any such plans the Company has complied with all applicable laws. "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program. The foregoing terms have the meanings established under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  (xxiv) Guaranties. The Company is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

                  (xxv) Environmental, Health, and Safety Matters.

                        (a) To the Knowledge of the Schillings, the Company is
            in compliance with Environmental, Health, and Safety Requirements (as defined below), except for such noncompliance which would not have a material adverse effect on the financial condition of the Company taken as a whole.

                        (b) To the Knowledge of the Schillings, the Company has
            not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of the Company.

                        (c) As used herein, "Environmental, Health, and Safety
            Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

                  (xxvi) Certain Business Relationships With the Company. Except as may be disclosed in Section 3(b)(xxvi) of the Disclosure Statement, neither the Schillings nor their Affiliates have been involved in any material business arrangement or relationship with the Company within the past 12 months, and neither the Schillings nor their Affiliates own any material asset, tangible or intangible, which is used in the business of the Company.

                  (xxvii) Disclosure. To the Knowledge of the Schillings, the representations and warranties contained in this Section 3(b) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3(b) not misleading.

            (c) The Company represents and warrants to Buyer that the statements contained in this Section 3(c) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule attached to this Agreement ("Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(c).

                  (i) Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company has obtained authority to do business in those jurisdictions in which the Company is required to obtain authority to do business. Attached as Exhibit 3(c)(i) are the resolutions or other instruments authorizing the Company to enter into this Agreement and perform its obligations hereunder.

                  (ii) Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has obtained the approval of its Shareholders to consummate this Agreement and perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

                  (iii) The Shares. The Shares to be delivered to Buyer at Closing pursuant to Section 2 have been duly authorized and are validly issued, fully paid, and non-assessable. The Company only has one class of stock which is not divided into series, and the Shares represent one hundred percent (100%) of the Company's common stock and one hundred percent (100%) of the Company's total outstanding securities, whether voting or non-voting. Except as may be disclosed in Section 3(c)(iii) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there are no outstanding authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

            (d) Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 3, Sellers and the Company make no representation or warranty, express or implied, at law or in equity, in respect to any of the Company's assets, liabilities or operations, including, without limitation, merchantability or fitness for any particular purpose of any of the Company's assets; and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, the Buyer is purchasing the Company on an "AS-IS, WHERE-IS" basis. Buyer acknowledges that some of the Company's hardware and software may not be year 2000 compliant.

            4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

            (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Buyer has obtained authority to do business in those jurisdictions in which Buyer is required to obtain authority to do business. Attached as Exhibit 4(a) are the resolutions or other instruments duly authorizing Buyer to enter into this Agreement and perform its obligations hereunder, which shall include a resolution of Buyer's Board of Directors (and shareholders if required) authorizing this Agreement and issuance of the Buyer Securities in exchange for the Shares and a determination by the Board of the adequacy of the consideration for the Buyer Securities.

            (b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Buyer does not need to obtain the approval of its Shareholders to authorize this Agreement and perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) to the Knowledge of Buyer, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court, to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. To the Knowledge of Buyer, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

            (d) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

            (e) Buyer Securities. The Buyer Securities to be delivered to Sellers at Closing pursuant to Section 2 have been duly authorized and are validly issued, fully paid, and non-assessable, Buyer only has one class of stock which is not divided into series, and Buyer Securities represent not less than sixty-five percent (65%) of Buyer's common stock and not less than sixty-five percent (65%) of Buyer's total outstanding securities, whether voting or non-voting. Sellers acknowledge that Buyer may issue an additional 440,600 shares of common stock on or before Closing, which would decrease the foregoing percentage to sixty-four percent (64%). Except as may be disclosed in Section 4(e) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or contracts or commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there are no outstanding authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Buyer. Excluding the Buyer Securities to be issued to Sellers, one hundred percent (100%) of Seller's outstanding common stock is publicly traded with no stop transfer orders present or pending under the symbol "iBIZ".

            (f) Price Stabilization. Neither Buyer nor, to its Knowledge, any of its directors or Affiliates has taken, directly or indirectly, any action designed to cause or result in, or which has constituted, the stabilization or manipulation of the price of the outstanding common stock or any other outstanding securities of Buyer.

            (g) NASD Compliance. Buyer has complied with the reporting requirements of the National Association of Securities Dealers ("NASD") to have its common stock quoted on the Over-the-Counter Bulletin Board ("Bulletin Board"), and Buyer's common stock is now quoted on the Bulletin Board under the symbol "iBIZ". Buyer is currently in compliance with the reporting requirements of the NASD.

            (h) Actions Affecting Securities Compliance. Buyer has not taken any action (including, but not limited to, the offering or sale of securities which may be integrated with the issuance and sale governed by this Agreement) which adversely affects the availability of the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof or the applicable rules and regulations thereunder or any provisions of the securities or blue sky laws of any applicable jurisdiction. Without limiting the foregoing, Sellers acknowledge that Buyer has recently issued securities under Regulation D and has fully complied with said Regulation.

            (i) No Injunctions Against Principals. To the best of Buyer's Knowledge, neither Buyer, nor any of its officers or directors have, during the past five (5) years, been the subject of any injunction, cease and desist order, assurance of discontinuance, suspension or restraining order, revocation or suspension of a license to practice a trade, occupation or profession, denial of an application to obtain or renew same, any stipulation or consent to desist from any act or practice, any disciplinary action by any court or administrative agency, nor has Buyer or any of its officers or directors knowingly violated any state or federal laws regulating the offering and sale of securities.

            (j) Subsidiaries. Buyer has no Subsidiaries or Affiliate entities.

            (k) Financial Statements. Attached hereto as Section 4(k) of Buyer's Disclosure Schedule are the following financial statements for Buyer: audited financial statements for the fiscal years ended December 31, 1996, December 31, 1997 and for January 1998 through May 28, 1998, and unaudited financial statements for the fiscal year ended December 31, 1998. The December 31, 1998 Financial Statements are sometimes referred to herein as the "Buyer's Most Recent Financial Statements". Except as may otherwise be indicated, the Buyer's Most Recent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Buyer as of such dates and the results of operations of Buyer for such periods. "GAAP" means United States generally accepted accounting principles as modified from time to time.

            (l) Events Subsequent to Buyer's Most Recent Financial Statements. Since the Buyer's Most Recent Financial Statements, there has not been any material adverse change in the financial condition of Buyer taken as a whole except as may otherwise be set forth on Section 4(l) of the Buyer's Disclosure Schedule. Without limiting the generality of the foregoing, since the Buyer's Most Recent Financial Statements Buyer has not declared or made any dividend or other distribution, and has not taken any action or entered into any transaction outside the Ordinary Course of Business.

            (m) Undisclosed Liabilities. To the Knowledge of Buyer, Buyer has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the Buyer's Most Recent Financial Statements; and (ii) those that are specifically described in Section 4(m) of the Buyer's Disclosure Schedule.

            (n) Legal Compliance. To the knowledge of Buyer, Buyer has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Buyer.

            (o) Litigation. Section 4(o) of the Buyer's Disclosure Schedule sets forth each instance in which Buyer (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Buyer, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

            (p) Disclosure. To the Knowledge of Buyer, the representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

            5.    PRE-CLOSING COVENANTS AND CLOSING OBLIGATIONS.

            (a) Closing Obligations of Sellers. On or before the Closing, Sellers shall do the following:

                  (i) Sellers shall deliver to Buyer certificates in the form attached hereto collectively as Exhibit 5(a-1) to the effect that each of the representations and warranties specified above in Section 3 are correct and complete as of the Closing Date;

                  (ii) Sellers shall tender the Employment Agreements executed by Ken Schilling, Terry Ratliff and Mark Perkins in the form attached hereto as Exhibit 5(a-2), 5(a-3), and 5(a-4);

                  (iii) Sellers shall tender executed Assignments of Stock Separate From Certificate for the Shares.

            (b) Closing Obligations of Buyer. On or before the Closing, Buyer shall do the following:

                  (i) Buyer shall deliver to Sellers a certificate of Buyer in the form attached hereto as Exhibit 5(b-1) to the effect that each of the representations and warranties specified above in Section 4 are correct and complete as of the Closing Date;

                  (ii) Buyer shall execute the Employment Agreements for Ken Schilling, Terry Ratliff and Mark Perkins in the form attached hereto as
      Exhibit 5(a-2), 5(a-3), and 5(a-4);

                  (iii) Buyer shall deliver executed stock certificates for the Buyer Securities pursuant to Section 2(b).

            (c) Pre-Closing Confidentiality. Prior to the Closing, Buyer shall maintain all confidential information of Sellers in confidence, shall not use or disclose such information except in furtherance of the transactions contemplated by this Agreement, and shall return such information upon demand by Sellers in the event of a failure to close. Sellers acknowledge that Buyer has issued certain press releases and Sellers consent to such releases as they have been disclosed to Sellers prior to execution hereof. Sellers and Buyer shall coordinate all future publicity and no party shall issue any press release publicity statement, or other public notice relating to this Agreement and the transactions contemplated hereby without the approval of the other party, subject only to Section 9(b).

            6.    CONDITIONS TO OBLIGATION TO CLOSE; TERMINATION.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) Sellers and Buyer shall have received all authorizations, consents, and approvals required to consummate the transactions contemplated by this Agreement, including approval of Community First National Bank to the extent required.

                  (v) the Buyer shall have received from counsel to the Sellers an opinion letter in form and substance reasonably acceptable to Buyer, addressed to the Buyer, and dated as of the Closing Date, giving those opinions reasonably requested by the Buyer, which shall include without limitation the following opinions: (a) that the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona; and (b) the Company has the requisite power and authority to carry out the terms and conditions applicable to them under this Agreement;

                  (vi) all advances made by Buyer to the Company shall be evidenced by a promissory note bearing interest at six percent (6%) per annum, in a form acceptable to Buyer in its commercially reasonable discretion;

                  (vii) any changes in the Disclosure Schedules and Exhibits Attached hereto shall be acceptable to Buyer in its discretion.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) Sellers and Buyer shall have received all authorizations, consents, and approvals required to consummate the transactions contemplated by this Agreement;

                  (v) the Sellers shall have received from counsel to the Buyer an opinion letter in form and substance reasonably acceptable to Sellers, addressed to the Sellers, and dated as of the Closing Date, giving those opinions reasonably requested by the Sellers, which shall include without limitation the following opinions: (a) that the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida; (b) that the Buyer's authorized capital consists of 100,000,000 common shares, par value $.001 per share, of which not more than 24,980,918 shares are issued and outstanding as of the Closing Date after issuance of the Buyer Securities to Sellers, and that Buyer only has one class of stock which is not divided into series, and the Buyer Securities represent not less than sixty-four percent (64%) of Buyer's common stock and not less than sixty-four percent (64%) of Buyer's total outstanding securities, whether voting or non-voting; (c) the Buyer Securities to be issued to Sellers under this Agreement have been duly authorized and are validly issued, fully paid, and nonassessable, and are entitled to all applicable economic and voting rights; (d) the Buyer has the requisite corporate power and authority to carry out the terms and conditions applicable to it under this Agreement; (e) the execution, delivery, and performance of this Agreement by the Buyer has been duly authorized by all requisite corporate action on the part of the Buyer; (f) the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement by the Buyer will not conflict with or result in a violation of the Buyer's Articles of Incorporation or bylaws, and such transactions shall not give rise to any right of redemption or otherwise limit Sellers' rights in the Buyer Securities under Florida's control share statutes or otherwise.

                  (vi) the Company shall have received a loan of $250,000 from Buyer which is in addition to and over and above the advances made by Buyer to the Company as of the execution of this Agreement;

                  (vii) the shares exchanged pursuant to this Agreement shall constitute a tax free exchange for the Sellers.

The Sellers may waive any condition specified in this Section 6(b) if the execute a writing so stating at or prior to the Closing.

            (c) Termination of Agreement. The parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers in the event of a failure to close that is not the fault of Buyer, or if the Closing shall not have occurred on or before February 28, 1999, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iii) the Sellers may terminate this Agreement by giving written notice to the Buyer in the event of a failure to close that is not the fault of the Sellers, or if the Closing shall not have occurred on or before February 28, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results from the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

            If any party terminates this Agreement pursuant to this Section, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the confidentiality provisions contained in Section 5(c) shall survive termination.

            7. POST-CLOSING COVENANTS. The parties agree as follows with respect to the period following the Closing.

            (a) General; Payment of Tax Liabilities. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 8 below). Immediately after the Closing, Buyer shall cause the Company to pay off all outstanding tax liabilities for overdue taxes, including outstanding tax liabilities for overdue payroll and sales taxes and any penalties. Buyer shall permit the Sellers to review and comment on any documents necessary to carry out the foregoing and shall make such revisions as are reasonably requested by the Sellers.

            (b) Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Sellers, each of the other parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 8 below).

            (c) Transition. Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Sellers from maintaining the same business relationships with Buyer after the Closing as it maintained with Sellers prior to the Closing.

            (d) Confidentiality. Sellers will treat and hold as confidential all information concerning the business and affairs of Sellers that is not already generally available to the public ("Confidential Information"), refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of Confidential Information in its possession. In the event that Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Sellers may disclose Confidential Information to the tribunal; provided, however, that each Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of Confidential Information required to be disclosed as Buyer shall designate.

            (e) Transfer of Employees. Sellers will cooperate with Buyer to transfer employment of the Company's employees to Buyer after Closing to the extent requested by Buyer. A list of Sellers' employees and a summary of compensation and benefits is attached hereto as Exhibit 7(e).

            (f) Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, Sellers will not engage directly or indirectly in any business that the Company was conducting as of the Closing Date in any geographic area in which the Company was conducting that business as of the Closing Date or in any geographic area in which Buyer conducts business.

            (g) Internal Controls. Buyer shall maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; (iv) and the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (h) Transfer Agreement. Buyer has appointed Interwest Transfer Company, Inc., located at 1891 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117 as Buyer's transfer agent. Buyer will continue to retain a transfer agent reasonably satisfactory to Sellers for a period of three (3) years following the Closing Date.

            (i) Independent Board. For a period of five (5) years from the Closing Date, Buyer agrees to appoint and nominate for election as iBIZ directors by the shareholders Alan Smith and Ken Schilling. Buyer's audit and compensation committee shall consist of a majority of outside independent directors as long as Sellers or the Schillings hold any common stock or other voting securities of Buyer.

            (j) Insurance. Effective as soon as possible but no later than sixty
(60) days after the Closing Date, Buyer shall have acquired and shall continue to maintain an errors and omissions insurance policy in an amount reasonably acceptable to the Board of Directors of Buyer to cover the errors and omissions of the directors and officers of Buyer.

            (k) Prohibition of Cheap Stock. Any and all issuances by Buyer of preferred or common stock or warrants, options or other securities convertible into common stock to Affiliates at a price or conversion price, as applicable, of less than the Fair Market Value (as defined below) at the time of issuance shall require prior approval of Sellers. "Fair Market Value" shall mean:

                  (i) if Buyer's Stock ("the Shares") are listed or admitted to trading on any securities exchange, the fair market value shall be the average sales price on such day on the New York Stock Exchange, or if the Shares have not been listed or admitted to trading on the New York Stock Exchange, on such other securities exchange on which such stock is then listed or admitted to trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked price on such day as officially quoted on any such exchange;

                  (ii) if the Shares are not then listed or admitted to trading on any securities exchange, the fair market value shall be the average sales price on such day, or if no sales takes place on such day, the average of the reported closing bid and asked price on such date, in the over-the-counter market as furnished by the National Association of Securities Dealers Automated Quotation ("NASDAQ"), or if NASDAQ at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Buyer's Board; or

                  (iii) if the Shares are not then listed or admitted to trading in the over-the-counter market, the fair market value shall be the amount determined by the Buyer's Board in a manner consistent with Treasury Regulation Section 20-2031-2 promulgated under the Code or in such other manner prescribed by the U.S. Secretary of the Treasury or the Internal Revenue Service.

            (l) Repayment of Schilling Note. The promissory note evidencing Ken Schilling's debt to the Company shall be repaid in full in either cash or securities.

            (m) Capital Raise. Buyer hereby agrees to raise funds through the sale of equity in accordance with the schedule set forth on Exhibit 7(m) attached hereto.

            8.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

            (a) Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two years thereafter.

            (b) Indemnification Provisions for Benefit of Buyer. In the event Sellers breach any of their respective representations, warranties, or covenants contained in this Agreement, and Buyer makes a written claim for indemnification against Sellers within the survival period set forth in Section 8(a), then Sellers shall indemnify Buyer from and against the entirety of any Adverse Consequences, as defined below, that Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach.

            (c) Indemnification Provisions for Benefit of Sellers. In the event Buyer breaches any of its representations, warranties, or covenants contained in this Agreement, and Sellers or the Schillings make a written claim for indemnification against Buyer within the survival period set forth in Section 8(a), then Buyer shall indemnify Sellers or the Schillings as applicable from and against the entirety of any Adverse Consequences that Sellers or the Schillings may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that Sellers or the Schillings may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach.

            (d)   Matters Involving Third Parties.

                  (i) If any third party shall notify any party ("Indemnified Party") with respect to any matter ("Third Party Claim") that may give rise to a claim for indemnification against any other party ("Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing.

                  (ii) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third party Claim; provided, however, that the Indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

                  (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                  (iv) In the event none of the Indemnifying Parties assume and conduct the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

            (e) Definition of Adverse Consequences. As used herein "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

            (f) Exclusive Remedy. The parties acknowledge and agree that the foregoing indemnification provisions shall be the exclusive remedy under this Agreement, and the parties hereby waive any statutory, equitable, or common law rights or remedies.

            9.    MISCELLANEOUS.

            (a) Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided herein in Section 8.

            (b) Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this

Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other party prior to making the disclosure).

            (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

            (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

            (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, Buyer may assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder or may assign its rights and obligations hereunder to a successor of substantially all of the Acquired Assets (in any of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by U.S. registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as follows: If to a Seller, the notice may be addressed using the most recent address for the Seller reflected in the Buyer's shareholder records. If to the
Buyer:

                                    iBIZ Technology Corp.
                                    c/o Alan M. Smith & Associates, LTD.
                                    999 West Hastings Street, Suite 1750

                                    Vancouver, B.C. Canada V6C2W2
                                    Attn: Alan Smith

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

            (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (l) Expenses. Buyer and Sellers will bear their or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby except to the extent that Buyer assumes Sellers' obligations hereunder.

            (m) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (o) Bulk Transfer Laws. The Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

            (p) Representation. The parties hereto acknowledge that Gammage & Burnham, P.L.C., has represented the Company in connection with this Agreement and has not represented the individual Shareholders of the Company.

                                      *****

            IN WITNESS WHEREOF, the parties hereto have executed this Plan Of Reorganization and Stock Exchange Agreement effective as of the date first above written.

                                  iBIZ TECHNOLOGY CORP., a Florida corporation

                                  By:_________________________________________
                                  Name:_______________________________________
                                  Title:______________________________________


                                  INVNSYS TECHNOLOGY CORPORATION, an
                                  Arizona corporation

                                  By:_________________________________________
                                  Name:_______________________________________
                                  Title:______________________________________

                                  KENNETH SCHILLING, individually and as trustee of the Moorea Trust dated December 18, 1991

                                  ____________________________________________


                                  DIANE SCHILLING, individually and as trustee of the Moorea Trust dated December 18, 1991

                                  ____________________________________________


                                  TERRY RATLIFF

                                  ____________________________________________


                                  MARK PERKINS

                                  ____________________________________________


                                  PAUL RUSSO

                                  ____________________________________________

                                  FRANK LIGAMMARI

                                  ____________________________________________


                                  RICHARD BIELFELT

                                  ____________________________________________


                                  TERRY NEILD

                                  ____________________________________________